FOR IMMEDIATE RELEASE – September 13, 2016	Exhibit 99.1
Contact:
Randall C. Hall, SVP/CFO
919.313.3600
randall.hall@mfbonline.com

M&F Bancorp, Inc. Announces Intention to Voluntarily Deregister as a Reporting Company with the SEC

DURHAM, N.C.—September 13, 2016

The Board of Directors of M&F Bancorp, Inc. (the “Company”) (OTC Pink Sheets: MFBP), the parent company of M&F Bank (the “Bank”), today announced that it plans to voluntarily withdraw its common stock from registration under the Securities Exchange Act of 1934 (“Exchange Act”), thus terminating the Company’s status as a “public reporting company” and suspending its obligation to file periodic reports, including Forms 10-K, 10-Q and 8-K, with the Securities Exchange Commission (the “SEC”).

It is anticipated that the Company’s periodic reporting obligations under the Exchange Act, including its obligations to file annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, will be suspended prior to November 14, 2016 (the date the Company’s quarterly report on Form 10-Q for the period ended September 30, 2016 would have otherwise been due).

The decision of the Company’s Board of Directors to deregister the Company’s common stock was based on the consideration of several factors including the significant cost to the Company of filing periodic reports with the SEC, including the cost of complying with Section 404 of the Sarbanes-Oxley Act.

The Company intends to publish selected financial information and quarterly earnings releases regarding its earnings on its website at www.mfbonline.com. The Bank will continue to report detailed quarterly financial results to the Federal Deposit Insurance Corporation (“FDIC”) via its Call Reports, which are publicly available on the FDIC’s website at www.fdic.gov.

James H. Sills III, President and CEO of the Company, commented, “We believe that deregistration will benefit our shareholders by allowing us to eliminate costs incurred to satisfy the disclosure, reporting and compliance requirements of a public reporting company, which do not materially benefit our shareholders. Additionally, senior management will be able to focus more on daily activities that in the long run should positively impact the operations of the Company and the Bank.”

This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company and the Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and the Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like "expect," "anticipate," "estimate" and "believe," variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Neither the Company nor the Bank undertakes an obligation to update any forward-looking statements. Additional information is detailed in the Company's filings with the SEC, and is available at www.sec.gov.

Source: M&F Bancorp, Inc.